Monarch Casino Reports 2011 First Quarter Results

RENO, NV -- (Marketwire - April 20, 2011) - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), owner of the Atlantis Casino Resort Spa (the "Atlantis") in Reno, Nevada, today announced results for the quarter ended March 31, 2011.

The Company reported net revenue of $33.3 million, $1.1 million, or 3.2%, lower than the $34.4 million reported for the comparative quarter in 2010. The Company announced quarterly income from operations of $2.7 million which represents a decrease of 37.0% compared to the prior year's first quarter. Adjusted EBITDA(1) of $6.5 million was $1.5 million or 18.8% lower than the $8.0 million reported in the first quarter of the prior year. Revenue generated in the casino, hotel and other operating departments decreased by 3.9%, 3.4% and 4.1%, respectively, while revenue generated from the food and beverage department increased by 1.1%.

The Company reported that this winter's considerable snowfall in the Sierra Nevada mountain range had a material, adverse impact on the Company's first quarter results. The approximate sixty-one feet of snowfall in the Sierras is reportedly the second highest snowfall on record for the region. The principal highways from central and northern California, the Company's primary feeder markets, were adversely affected by snow storms, or the threat of snow storms, on seven of the thirteen weekends in the current year's first quarter. In the prior year's first quarter, only three weekends were negatively impacted by weather.

Casino operating expense increased by approximately $148 thousand, or 1.6%, over the prior year's first quarter primarily due to an increase in the amount of complimentary food, beverages and other services provided to casino patrons ("Complimentaries"). As a percentage of casino revenue, casino operating expense increased to 40.8% as compared to 38.6% in the prior year's first quarter, primarily due to the higher Complimentaries combined with lower casino revenue.

Food and beverage operating expense as a percentage of food and beverage revenue increased to 46.5% for the first quarter as compared to 43.7% in the first quarter of the prior year primarily due to higher commodity costs. Hotel operating expense as a percentage of hotel revenue increased to 28.6% from 27.7% in prior year's first quarter due to the lower hotel revenue. Other operating expense increased approximately $94 thousand over prior year's first quarter primarily due to the purchase of small equipment and related operating supplies for the spa and salon. Selling, general and administrative expense decreased approximately $151 thousand, or 1.4%, from $11.1 million in the first quarter of the prior year to $10.9 million in the current year's first quarter.

During the quarter, the Company paid down the balance outstanding under its credit facility by $6.6 million, which decreased the outstanding balance of the credit facility from $28.6 million at December 31, 2010 to $22.0 million at March 31, 2011. Decreased borrowing levels, combined with lower interest rates, drove interest expense down from $458 thousand in the prior year's first quarter to $289 thousand in the quarter ended March 31, 2011.

Monarch's CEO and Co-Chairman John Farahi commented on the Company's performance: "This winter has been particularly challenging. While we continued to increase our market share, we could not overcome the impact that the numerous snow storms in the region had on the market as a whole. Mountain snowstorms in the first quarter of 2011 restricted visitors driving from our primary California feeder markets resulting in lower net revenue and profitability compared to the first quarter of 2010."

Monarch Casino & Resort, Inc., through its subsidiary, Golden Road Motor Inn, Inc., owns and operates the Atlantis Casino Resort Spa, a hotel/casino facility in Reno, Nevada which features approximately 61,000 square feet of casino space; 824 guest rooms; eight food outlets; two espresso and pastry bars; an approximate 30,000 square foot health spa and salon with an enclosed year-round pool; two retail outlets offering clothing and traditional gift shop merchandise; an 8,000 square-foot family entertainment center; and approximately 52,000 square feet of banquet, convention and meeting room space. The casino features approximately 1,450 slot and video poker machines; approximately 38 table games, including blackjack, craps, roulette, and others; a race and sports book; a 24-hour live keno lounge and a poker room. The Company and its predecessors have operated a facility on the Atlantis site since 1972.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance, (ii) economic and market conditions, and (iii) the liquidity requirements of the Company. Actual results and future events and conditions may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Securities and Exchange Commission filings, which are available on the Company's web site at www.monarchcasino.com.

For additional information visit Monarch's web site at MonarchCasino.com.

                      Monarch Casino & Resort, Inc.
                Condensed Consolidated Statements of Income
                                (Unaudited)

                                                    Three Months Ended
                                                        March 31,
                                                --------------------------
                                                    2011          2010
                                                ------------  ------------
Revenues
  Casino                                        $ 23,212,686  $ 24,154,140
  Food and beverage                               10,092,738     9,983,603
  Hotel                                            5,004,041     5,178,067
  Other                                            1,899,262     1,979,694
                                                ------------  ------------
    Gross revenues                                40,208,727    41,295,504
Less promotional allowances                       (6,922,911)   (6,943,952)
                                                ------------  ------------
    Net revenues                                  33,285,816    34,351,552
                                                ------------  ------------
Operating expenses
  Casino                                           9,476,307     9,328,341
  Food and beverage                                4,688,557     4,364,454
  Hotel                                            1,428,953     1,433,139
  Other                                              733,946       640,111
  Selling, general and administrative             10,907,228    11,058,601
  Depreciation and amortization                    3,394,386     3,311,336
                                                ------------  ------------
    Total operating expenses                      30,629,377    30,135,982
                                                ------------  ------------
    Income from operations                         2,656,439     4,215,570
                                                ------------  ------------
Other expenses
  Interest expense                                  (288,522)     (458,424)
                                                ------------  ------------
    Total other expense                             (288,522)     (458,424)
                                                ------------  ------------
    Income before income taxes                     2,367,917     3,757,146
Provision for income taxes                          (828,771)   (1,315,000)
                                                ------------  ------------
    Net income                                  $  1,539,146  $  2,442,146
                                                ============  ============

Earnings per share of common stock
  Net income
    Basic                                       $       0.10  $       0.15
    Diluted                                     $       0.09  $       0.15

Weighted average number of common
  shares and potential common
  shares outstanding
    Basic                                         16,138,158    16,125,388
    Diluted                                       16,222,989    16,151,408

                     Monarch Casino & Resort, Inc.
                  Condensed Consolidated Balance Sheets

                                                March 31,    December 31,
                                              -------------  -------------
                                                  2011           2010
                                              -------------  -------------
    ASSETS                                     (Unaudited)
Current assets
  Cash and cash equivalents                   $  10,255,265  $  13,800,604
  Receivables, net                                2,307,110      3,269,250
  Federal income tax receivable                           -         99,202
  Inventories                                     1,874,639      1,883,816
  Prepaid expenses                                3,042,519      2,553,341
  Deferred income taxes                           1,384,443      1,384,443
                                              -------------  -------------
    Total current assets                         18,863,976     22,990,656
                                              -------------  -------------
Property and equipment
  Land                                           13,172,522     13,172,522
  Land improvements                               3,981,329      3,891,990
  Buildings                                     139,843,299    139,843,299
  Building improvements                          10,766,414     10,766,414
  Furniture and equipment                       114,133,821    112,847,107
  Leasehold improvements                          1,346,965      1,346,965
                                              -------------  -------------
                                                283,244,350    281,868,297
  Less accumulated depreciation and
   amortization                                (128,831,844)  (125,437,458)
                                              -------------  -------------
    Net property and equipment                  154,412,506    156,430,839
Other assets, net                                   247,649        312,043
                                              -------------  -------------
   Total assets                               $ 173,524,131  $ 179,733,538
                                              =============  =============

    LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Borrowings under credit facility            $  22,000,000  $           -
  Accounts payable                                7,696,287     10,216,495
  Accrued expenses                               13,615,684     14,077,344
  Federal income taxes payable                      729,569              -
                                              -------------  -------------
    Total current liabilities                    44,041,540     24,293,839
                                              -------------  -------------
Long-term debt, less current maturities                   -     28,600,000
Deferred income taxes                             3,384,218      3,384,218
Other long term liabilities                         873,872        873,872
                                              -------------  -------------
    Total Liabilities                            48,299,630     57,151,929
                                              -------------  -------------
Stockholders' equity
  Preferred stock, $.01 par value, 10,000,000
   shares authorized; none issued                         -              -
  Common stock, $.01 par value, 30,000,000
   shares authorized; 19,096,300 shares issued;
   16,138,158 outstanding at 3/31/11
   16,138,158 outstanding at 12/31/10               190,963        190,963
  Additional paid-in capital                     32,023,574     31,558,693
  Treasury stock, 2,958,142 shares at 3/31/11
   2,958,142 shares at 12/31/10, at cost        (48,541,663)   (48,541,663)
  Retained earnings                             141,551,627    139,373,616
                                              -------------  -------------
    Total stockholders' equity                  125,224,501    122,581,609
                                              -------------  -------------
    Total liability and stockholder's equity  $ 173,524,131  $ 179,733,538
                                              =============  =============

                      Monarch Casino & Resort, Inc.
                Reconciliation of Net Income to EBITDA(1)
                                (Unaudited)

                                           Three Months Ended
                                                March 31,
                                         -----------------------
                                            2011        2010
                                         ----------- -----------
Net Income                               $ 1,539,146 $ 2,442,146
Adjustments
  Provision for income taxes                 828,771   1,315,000
  Interest expense                           288,522     458,424
  Depreciation and amortization            3,394,386   3,311,336
                                         ----------- -----------
EBITDA                                     6,050,825   7,526,906
Stock based compensation                     464,881     443,957
                                         ----------- -----------
Adjusted EBITDA (1)                      $ 6,515,706 $ 7,970,863
                                         =========== ===========

(1) "Adjusted EBITDA" consists of net income plus provision for income taxes, stock based compensation expense, other one-time non-cash charges, interest expense, depreciation and amortization less interest income and any benefit for income taxes. Adjusted EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report Adjusted EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Contacts:
Ron Rowan
CFO
(775) 825-4700
RRowan@MonarchCasino.com

John Farahi
CEO
 (775) 825-4700
JohnFarahi@MonarchCasino.com